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                                                                     Exhibit 4.1

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                              AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT

                        ENDO PHARMACEUTICALS HOLDINGS INC

                            Dated as of July 7, 2003

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                               TABLE OF CONTENTS

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
ARTICLE I
RESTRICTIONS ON TRANSFER OF STOCK.......................................................................         2
         1.1      General Restriction on Transfer by Management Stockholders............................         2
         1.2      Permitted Transferees.................................................................         3

ARTICLE II
PURCHASES BY ENDO LLC...................................................................................         4
         2.1      Right to Purchase Shares from Management Stockholders.................................         4
         2.2      Notice................................................................................         5
         2.3      Payment...............................................................................         5
         2.4      Postponement, etc.....................................................................         7

ARTICLE III
PURCHASE PRICE..........................................................................................         7
         3.1      Fair Market Value.....................................................................         7
         3.2      Carrying Value........................................................................         7
         3.3      Certain Defined Terms.................................................................         8

ARTICLE IV
PROHIBITION ON PURCHASES................................................................................        10
         4.1      Prohibited Purchases..................................................................        10

ARTICLE V
SALES TO THIRD PARTIES..................................................................................        12
         5.1      General...............................................................................        12
         5.2      Agreements to Be Bound................................................................        12
         5.3      Involuntary Transfers.................................................................        12
         5.4      Tag- and Drag-Along Rights............................................................        13

ARTICLE VI
REGISTRATION RIGHTS.....................................................................................        16
         6.1      Incidental Registration...............................................................        16
         6.2      Expenses..............................................................................        18
         6.3      Holdback and Other Agreements.........................................................        18
         6.4      Indemnification.......................................................................        19

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
ARTICLE VII
CHARTER DOCUMENTS.......................................................................................        20
         7.1      Charter Documents.....................................................................        20

ARTICLE VIII
TERMINATION.............................................................................................        20
         8.1      Sale of the Company...................................................................        20
         8.2      Cessation of Ownership of Stock.......................................................        21
         8.3      Other Termination Events..............................................................        21

ARTICLE IX
MISCELLANEOUS PROVISIONS................................................................................        21
         9.1      Stock Certificate Legend..............................................................        21
         9.2      Option Plans..........................................................................        22
         9.3      New Management Stockholders...........................................................        22
         9.4      No Other Arrangements or Agreements...................................................        22
         9.5      Amendment and Modification............................................................        23
         9.6      Assignment............................................................................        23
         9.7      Recapitalizations, Exchanges, etc. Affecting the Common Stock.........................        24
         9.8      Transfer of Common Stock..............................................................        24
         9.9      Further Assurances....................................................................        25
         9.10     Governing Law.........................................................................        25
         9.11     Invalidity of Provision...............................................................        25
         9.12     Notices...............................................................................        25
         9.13     Headings; Execution in Counterparts...................................................        26
         9.14     Entire Agreement; Effect on Certain Other Agreements..................................        27
         9.15     Injunctive Relief.....................................................................        27
         9.16     Attorneys' Fees.......................................................................        27

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                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of July 7, 2003 (this "Agreement"), by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the "Company"), Kelso Investment Associates V, L.P., a Delaware limited partnership (together with Kelso Equity Partners V, L.P., a Delaware limited partnership, ("Kelso"), Endo Pharma LLC, a Delaware limited liability company (together with its designee, "Endo LLC"), Carol A. Ammon, Jeffrey R. Black and Mariann T. MacDonald (collectively, together with their Permitted Transferees, the "Initial Management Stockholders"), David A.H. Lee and the Carol A. Ammon Trustee, Revocable Trust U/A, Dated 6/13/97 as Permitted Transferee of Carol A. Ammon (the Initial Management Stockholders, together with David A.H. Lee and any other persons who become parties to this Agreement pursuant to Sections 10.2 and 10.3 of this Agreement and each of their respective Permitted Transferees, the "Management Stockholders").

                  WHEREAS, the Company, Kelso and the Management Stockholders are parties to that certain Amended and Restated Stockholders Agreement, dated as of July 14, 2000 (the "2000 Stockholders Agreement");

                  WHEREAS, the Company entered into an agreement and plan of merger, dated as of November 26, 1999 (as may be amended and restated from time to time, the "Merger Agreement"), by and among the Company, Endo Inc. and Algos Pharmaceutical Corporation ("Algos") whereby Algos merged with and into Endo Inc., a wholly owned subsidiary of the Company (the "Merger");

                  WHEREAS, the Company and Endo LLC have granted, and may grant additional, options to purchase shares of common stock, par value $.01 per share, of the Company (the "Common Stock") to the current Management Stockholders and certain employees of the Company and its subsidiaries pursuant to the Endo 1997 Employee Stock Option Plan, the Endo Pharma Amended and Restated 1997 Employee Stock Option Plan, the Endo Pharma Amended and Restated 1997 Executive Stock Option Plan, the Endo Pharma 2000 Supplemental Employee Stock Option Plan and the Endo Pharma 2000 Supplemental Executive Stock Option Plan (collectively, and together with any similar such plan the Company may in the future adopt, the "Option Plans") and, upon exercise of the options such shares of Common Stock will be subject to this Agreement and to the extent such employees are not already parties to this Agreement, such employees will become parties to this Agreement pursuant to Section 10.3 hereof;

                  WHEREAS, the Company may offer additional shares of Common Stock after the date of this Agreement to employees of the Company and its subsidiaries and such shares of Common Stock will be subject to this Agreement and to the extent such employees are not already parties to this Agreement, such employees will become parties to this Agreement pursuant to Section 10.3 hereof; and

                  WHEREAS, the Company has filed a registration statement under the Securities Act of 1933 (the "Act"), in connection with a public offering of its common stock in which certain of the Management Stockholders may elect to participate as selling stockholders;

                  WHEREAS, the Parties desire to amend the 2000 Stockholders Agreement pursuant to Section 9.5 thereof, to clarify the scope of certain rights granted thereunder in connection with Endo Pharma LLC's sales of the Company's common stock; and

                  WHEREAS, the Company, Endo LLC and the Management Stockholders believe it to be in their respective best interests and in the best interests of the Company that they enter into this Agreement providing for certain rights and restrictions with respect to the shares of Common Stock owned by the Management Stockholders or their Permitted Transferees.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree that the 2000 Stockholders Agreement is hereby amended and restated in its entirety and agree as follows:

                                    ARTICLE I

                        RESTRICTIONS ON TRANSFER OF STOCK

                  1.1 General Restriction on Transfer by Management Stockholders. No shares of Common Stock owned by any Management Stockholder or any interest therein may, directly or indirectly, be sold, assigned, transferred or otherwise disposed of or transferred by such Management Stockholder (collectively, "Transferred" and any such transaction, a "Transfer"), except for
(i) Transfers to a transferee pursuant to Section 1.2 hereof (a "Permitted Transferee"), (ii) Transfers of shares of Common Stock to the Company, Kelso, Endo LLC or Management Stockholders, including pursuant to Article II or III hereof, or (iii) Transfers of shares of Common Stock pursuant to, or as otherwise permitted under, Article VI hereof; provided that

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in the event the employment of a Management Stockholder with the Company or any of its Subsidiaries is terminated for any reason, such Management Stockholder may pledge, hypothecate, mortgage or encumber his or her shares of Common Stock; provided further that the terms of any such pledge, hypothecation, mortgage or encumbrance shall be approved by Endo LLC in its discretion taking into account the financial situation of Endo LLC at the time.

                  1.2      Permitted Transferees.

                  (a) Subject to paragraph (b) of this Section 1.2, any Management Stockholder may Transfer any shares of Common Stock or any interest therein or his or her rights to subscribe for the same, if any, (i) with the prior written consent of Endo LLC's Board of Managers (the "LLC Board"), which consent shall not be unreasonably withheld (provided that reasonable grounds to withhold consent shall include, but not be limited to, the risk of subjecting the Company to registration or reporting requirements under federal securities laws), to a trust or corporation the beneficiaries or stockholders of which are such Management Stockholder, as the case may be, his or her spouse, parents, any other family members, (ii) in case of his or her death, by will or by the laws of intestate succession to executors, administrators, testamentary trustees, legatees or beneficiaries, or (iii) with the prior written consent of the LLC Board, to any transferee, including, without limitation, to one or more Management Stockholders or to any employee who is, in the opinion of the LLC Board, a current member of management of the Company or any of its subsidiaries, if any. In addition to the foregoing, any transferee of a Management Stockholder described above may Transfer shares of Common Stock back to such Stockholder or to another Permitted Transferee of such Stockholder.

                  (b) Any Transfer of shares of Common Stock made pursuant to paragraph (a) of this Section 1.2 to a Permitted Transferee shall be permitted and shall be effective only if such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to Endo LLC.

                  (c) An "affiliate" of, or a person "affiliated" with, a specified person, is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (in the case of Kelso, including, without limitation, any partner of such entity or any director or officer of Kelso & Company, any individual retirement account of any such partner, director or officer, any family member of any such partner, director or

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officer, or any trust or family partnership for the benefit of any such partner, director or officer or family member thereof).

                                   ARTICLE II

                              PURCHASES BY ENDO LLC

                  2.1      Right to Purchase Shares from Management
                           Stockholders.

                  (a)      Subject to all provisions of this Article III and
Article V hereof, Endo LLC shall have the right to purchase from a Management Stockholder, and such Management Stockholder shall have the obligation to sell to Endo LLC, all, but not less than all, of the shares of Common Stock owned by such Management Stockholder:

                           (i) at the fair market value of such shares, as determined pursuant to Section 4.1 hereof ("Fair Market Value"), if such Management Stockholder's employment with the Company or any of its subsidiaries is terminated as a result of (v) the termination by the Company or one of its subsidiaries of such employment without Cause,
         (w) the resignation of such Management Stockholder for Good Reason, (x) the resignation of such Management Stockholder without Good Reason, (y) the retirement of such Management Stockholder upon or after reaching the age of 65 or, if different, the Company's normal retirement age ("Retirement"), or (z) the death or Disability (as defined in Section
         4.3 hereof) of such Management Stockholder; and

                           (ii) at the lesser of the Fair Market Value and the Carrying Value (as defined in Section 4.2 hereof) of such shares, if such Management Stockholder's employment with the Company or any of its subsidiaries is terminated by the Company or one of its subsidiaries with Cause.

                  (b) In the event that Endo LLC does not exercise such right to purchase the shares of Common Stock from a Management Stockholder by giving notice within the 30-day period referred to in Section 3.2 hereof, Kelso, or a party designated by Kelso, shall have the right to purchase, at its option, the shares of Common Stock referred to in Section 3.1(a) hereof from such Management Stockholder, by giving notice not later than the end of the succeeding 10-day period.

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                  (c)      In the event that the purchase of, or the payment
for, some or all of the shares of Common Stock referred to in Section 3.1(a) hereof by Endo LLC is prohibited under Article V hereof, subject to Section 3.1(b) hereof, an Initial Management Stockholder may elect, at his or her option, to purchase some or all of such shares of Common Stock, within 20 days of the determination by Endo LLC that its purchase of, or its payment for, such shares would be prohibited by Article V hereof.

                  2.2 Notice. If Endo LLC desires to purchase shares of Common Stock from a Management Stockholder pursuant to Section 3.1 hereof, it shall notify such Management Stockholder not more than 30 days after the occurrence of the event giving rise to Endo LLC's right to acquire such Management Stockholder's shares of Common Stock (or in the case of the Management Stockholder's death, it shall notify such Management Stockholder's estate within 30 days of notice to Endo LLC of the Management Stockholder's death). If Endo LLC does not deliver such notice within such 30-day period and Kelso (or its designee) desires to purchase such shares, then Kelso (or its designee) shall notify such Management Stockholder not later than the end of the succeeding 10-day period.

                  2.3      Payment.

                  (a) Subject to Article V and Section 3.4 hereof, payment for shares of Common Stock purchased pursuant to Section 3.1(a) and (b) hereof shall be made on the date that is (i) in any case in which the price to be paid for such shares may only be the Carrying Value thereof, the 30th business day following the date on which notice is given pursuant to Section 3.2 hereof, or
(ii) in all other cases, the 15th business day following the date of the determination of Fair Market Value pursuant to Section 4.1 hereof.

                  (b) If the termination of employment of such Management Stockholder is as a result of his or her resignation without Good Reason, and:

                           (i) if the date of termination of employment occurs prior to December 1, 2002, then the purchase price of the purchased shares shall be paid within 15 days following the surrender of the certificates representing the purchased shares, and

                           (ii) if the date of termination of employment occurs on or after December 1, 2002, then the portion of the purchase price of the

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                  purchased shares equal to the Carrying Value of such shares on the date of termination of employment shall be paid by the 15th day following the surrender of the certificates representing the purchased shares and the remainder shall be paid on the last day of the 18th month following the date of termination of employment.

                  (c) Notwithstanding the foregoing, in the event that the termination of employment of a Management Stockholder giving rise to Endo LLC's right to acquire such Management Stockholder's shares of Common Stock results from the death or Disability of such Management Stockholder prior to December 1, 2002, then such Management Stockholder shall have the right to elect (which election shall be irrevocable), within 90 days of the receipt of the notice specified in Section 3.2 hereof, to defer the effectiveness of Endo LLC's purchase right with respect to all or any portion of such Management Stockholder's shares of Common Stock until December 1, 2002. Notwithstanding the foregoing, no such election may be made by such Management Stockholder with respect to a portion of such Management Stockholder's shares of Common Stock unless such election is made with respect to at least one-third of the shares of Common Stock owned by such Management Stockholder at the time of such termination of employment. If a Management Stockholder shall fail to make an election with respect to when Endo LLC's purchase right shall be effective, such Management Stockholder shall be deemed to have elected to have Endo LLC's purchase right be effective immediately with respect to all of such Management Stockholder's shares of Common Stock.

                  In the event Endo LLC's purchase right with respect to all or any portion of any shares of Common Stock is not effective until December 1, 2002 by reason of the election made by a Management Stockholder under this
Section 3.3(c), December 1, 2002 shall be deemed to be the date of termination for purposes of determining the purchase price to be paid for the shares of Common Stock to be purchased after December 1, 2002. Endo LLC shall, subject to
Article V hereof, pay to such Management Stockholder whose employment so terminates the Fair Market Value of such shares by the 15th day following the date of determination of Fair Market Value with respect to such deemed termination date.

                  (d) Any payments based on Fair Market Value required to be made by Endo LLC under this Section 3.3 shall accrue interest at 6% simple interest per annum on the amounts not paid from the date of termination of employment (or the date of deemed termination, including with respect to the election made pursuant to Section 3.3(c) hereof) to the date Endo LLC makes such payments.

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

                  2.4      Postponement, etc.

                  (a) The date of payment and closing of any purchase and sale under this Article III may be postponed to the extent necessary to permit such purchase and sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, if applicable to such sale. No party shall be required to consummate any purchase and sale under this Article III until such time as such transaction would not violate applicable law, other than violations which would not have a direct or indirect material adverse effect on such party.

                  (b)      Notwithstanding anything to the contrary in this
Article III, in no event shall any sale of Common Stock that was received by a Management Stockholder upon the exercise of an employee stock option occur prior to the six-month anniversary of such exercise.

                                   ARTICLE III

                                 PURCHASE PRICE

                  3.1      Fair Market Value.

                  (a) Fair Market Value. For the purposes of this Agreement, the "Fair Market Value" of any share of Common Stock being purchased by or sold to Endo LLC or Kelso (or its designees) pursuant to this Agreement shall be the average for the ten consecutive trading days prior to such transaction of the last sales price for a share of Common Stock on the principal securities exchange on which the Common Stock is then listed or, if the Common Stock is not so listed, on the National Association of Securities Dealers Automated Quotation System or, if not so quoted, on the principal market on which the Common Stock is then traded.

                  (b) Notice to Stockholders. After notice has been given pursuant to Section 2.2, 3.2 or 6.3 hereof, Endo LLC shall promptly deliver a letter setting forth the Fair Market Value to Kelso and to each Management Stockholder whose Common Stock is to be purchased pursuant to Section 2.1, 3.1 or 6.3 hereof.

                  3.2      Carrying Value. For the purposes of Sections 3.1 and
6.5 hereof, "Carrying Value" of any share of Common Stock being purchased by Endo

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LLC shall be equal to the price paid by the selling Management Stockholder for any such share.

                  3.3 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below, except with respect to Initial Management Stockholders (and such other Management Stockholders as determined, from time to time, by resolution of the LLC Board) with employment agreements with the Company which define such terms differently, in which case such terms shall have the meanings ascribed to them in such Initial Management Stockholder's respective employment agreement (or the employment agreements of such other Management Stockholders as determined, from time to time, by resolution of the LLC Board):

                  (a) Cause. The term "Cause" used in connection with a termination of employment of a Management Stockholder shall mean a termination of such Management Stockholder's employment by the Company or any of its subsidiaries due to (i) the continued failure, after written notice, by such Management Stockholder substantially to perform his or her duties with the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical illness or injury or mental illness), (ii) the engagement by such Management Stockholder in serious misconduct that causes, or in the good faith judgment of the Board may cause, harm (financial or otherwise) to the Company or any of its subsidiaries including, without limitation, (A) the disclosure of material secret or confidential information of the Company or any of its subsidiaries (B) the potential debarment of the Company or any of its subsidiaries by the U.S. Food and Drug Administration or any successor agency (the "FDA"), or (C) the possibility that the registration of the Company or any of its subsidiaries with the U.S. Drug Enforcement Administration or any successor agency (the "DEA") could be revoked or an application with the DEA could be denied, (iii) the potential debarment of such Management Stockholder by the FDA, or (iv) the material breach by the Management Stockholder of this Agreement or any other agreement between such Management Stockholder, on the one hand, and the Company or Kelso, on the other hand.

                  (b) Good Reason. A termination of a Management Stockholder's employment with the Company or any of its subsidiaries shall be for "Good Reason" if such Management Stockholder voluntarily terminates his or her employment with the Company or any of its subsidiaries as a result of any of the following:

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                           (i)      without the Management Stockholder's prior
         written consent, a material reduction by the Company or any of its subsidiaries in his or her current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Management Stockholder is a member;

                           (ii) the taking of any action by the Company or any of its subsidiaries that would substantially diminish the aggregate value of the benefits provided him or her under the Company's or any such subsidiary's medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating on the date of his or her execution of this Agreement, other than any such reduction that is (A) required by law, (B) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which the Management Stockholder is a member or (C) generally applicable to all beneficiaries of such plans; or

                           (iii) the assignment to the Management Stockholder of duties inconsistent with his or her status within the Company, or a substantial adverse alteration in the nature or status of his or her responsibilities from those in effect on the date hereof.

                  (c) Disability. The termination of the employment of any Management Stockholder by the Company or any of its subsidiaries shall be deemed to be by reason of a "Disability" if, as a result of such Management Stockholder's incapacity due to reasonably documented physical illness or injury or mental illness, such Management Stockholder shall have been unable for more than six months within any 12-month period to perform his or her duties with the Company or any of its subsidiaries on a full time basis and within 30 days after written notice of termination has been given to such Management Stockholder, such Management Stockholder shall not have returned to the full time performance of his or her duties. The date of termination in the case of a termination for "Disability" shall be the last day of the aforementioned 30-day period.

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

                                   ARTICLE IV

                            PROHIBITION ON PURCHASES

                  4.1 Prohibited Purchases. Notwithstanding anything to the contrary herein, Endo LLC shall not be permitted or obligated to purchase any shares of Common Stock from a Management Stockholder (or make any payment for any purchased shares of Common Stock) pursuant to Section 2.1 or Section 3.1 hereof to the extent (i) Endo LLC or the Company (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) is prohibited from purchasing such shares (or incurring debt to finance the purchase of such shares or making payment for such purchased shares) by any debt instruments or other agreements (the "Agreements") entered into by Endo LLC, the Company or any of their respective subsidiaries or by applicable law, (ii) an event of default under any Agreement has occurred and is continuing or a condition exists which would, with notice or lapse of time or both, result in an event of default under any Agreement or (iii) the purchase of such shares by Endo LLC or the Company (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) (including the incurrence of any debt which in the judgment of the LLC Board is necessary to finance such purchase or the payment for such purchased shares) (A) could, in the judgment of the LLC Board, result in the occurrence of an event of default under any Agreement or create a condition which would or might, with notice or lapse of time or both, result in an event of default under any Agreement, (B) would, in the judgment of the LLC Board, be imprudent in view of the financial condition (present or projected) of Endo LLC and its subsidiaries, if any, taken as a whole, or the Company and its subsidiaries, taken as a whole, or the anticipated impact of the purchase of (or payment for) such shares on Endo LLC's, the Company's (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) or any of their respective subsidiaries' ability to meet their respective obligations, including under any Agreement or
(C) could, in the judgment of the LLC Board, constitute a fraudulent conveyance or transfer or render Endo LLC or the Company (if the Company were to be the sole source of the funds necessary to make any such payment or purchase) insolvent under applicable law or violate limitations in the Delaware General Corporation Law on repurchases of stock. If shares of Common Stock which Endo LLC has the right or obligation to purchase (or make payment for) on any date exceed the total amount permitted to be purchased on such date pursuant to the preceding sentence (the "Maximum Amount"), Endo LLC shall purchase (or pay for) on such date only that number of shares of Common Stock up to the Maximum Amount (and shall not be required to purchase more than the

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

Maximum Amount) in such amounts as the LLC Board shall in good faith determine, applying the following order of priority:

                  (a) first, the shares of Common Stock of all Management Stockholders whose shares of Common Stock are being (or were) purchased by Endo LLC by reason of termination of employment due to death or Disability up to the Maximum Amount and, to the extent that the number of shares of Common Stock that Endo LLC is obligated or has the right to purchase (or pay for) from such Management Stockholders exceeds the Maximum Amount, such shares of Common Stock pro rata among such Management Stockholders on the basis of the number of shares of Common Stock held by each of such Management Stockholders that Endo LLC is obligated or has the right to purchase (or pay for), and

                  (b) second, to the extent that the Maximum Amount is in excess of the amount Endo LLC purchases (or pays for) pursuant to clause (a) above, the shares of Common Stock of all Management Stockholders whose shares of Common Stock are being (or were) purchased (or paid for) by Endo LLC by reason of termination of employment without Cause or due to Retirement or resignation for Good Reason up to the Maximum Amount and, to the extent that the number of shares of Common Stock that Endo LLC is obligated or has the right to purchase from such Management Stockholders exceeds the Maximum Amount, such shares of Common Stock pro rata among such Management Stockholders on the basis of the number of shares of Common Stock held by each of such Management Stockholders that Endo LLC is obligated or has the right to purchase (or pay for), and

                  (c) third, to the extent the Maximum Amount is in excess of the amounts Endo LLC purchases (or pays for) pursuant to clauses (a) and (b) above, the shares of Common Stock of all Management Stockholders whose shares of Common Stock are being (or were) purchased (or paid for) by Endo LLC for any other reason up to the Maximum Amount and, to the extent that the number of shares of Common Stock that Endo LLC is obligated or has the right to purchase (or pay for) from such Management Stockholders exceeds the Maximum Amount, the shares of Common Stock of such Management Stockholders in such order of priority and in such amounts as the LLC Board in its sole discretion shall in good faith determine to be appropriate under the circumstances.

                  Subject to Sections 2.1(c)and 3.1(c) hereof, notwithstanding anything to the contrary contained in this Agreement, if Endo LLC is unable to purchase any Management Stockholder's shares pursuant to Section 2.1 or 3.1 of this Agreement

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

by reason of this Article V (or make any payment for any purchased shares), Endo LLC may nonetheless in the case of Section 3.1 hereof exercise its option to purchase such shares and in the case of purchases pursuant to Sections 2.1 or
3.1 hereof shall purchase (or make payment for) such shares at the earliest practicable date permitted under this Article V and any payment therefor shall accrue simple interest (or if such payment is accruing interest at such time, shall continue to accrue interest) at 6% per annum from the date such payment would have been made but for this Article V to the date such payment is actually made. All payments of interest accrued hereunder shall be paid only at the date of payment by Endo LLC for the shares of Common Stock being purchased. Any shares as to which Endo LLC has exercised its right to purchase pursuant to
Section 3.1 hereof may not otherwise be sold by the Management Stockholder notwithstanding non-payment therefor pursuant to this Article V.

                                    ARTICLE V

                             SALES TO THIRD PARTIES

                  5.1 General. No Management Stockholders shall sell any of his or her shares of Common Stock to a third party for the term of this Agreement; provided that such restriction shall not apply to any sale or other transaction described in clause (i) or (ii) of Section 1.1 hereof or to any sale pursuant to a Registration under the Act, subject to Article VII hereof. Endo LLC may not sell the shares of Common Stock it owns to a third party at any time after the date of this Agreement unless Endo LLC as transferor first complies with Section 6.4 hereof.

                  5.2 Agreements to Be Bound. Notwithstanding anything contained in this Article VI, any sale to a third party or any Involuntary Transfer (as defined in Section 6.3 hereof) to an Involuntary Transferee (as defined in Section 6.3 hereof) shall be permitted under the terms of this Agreement only if such third party or Involuntary Transferee, as the case may be, shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to Endo LLC.

                  5.3 Involuntary Transfers. In the case of any transfer of title or beneficial ownership of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order, or otherwise than by a voluntary decision on the part of a Management Stockholder (an "Involuntary Transfer"), Endo LLC shall have the right to purchase such shares pursuant to this Section
6.3. Upon the Involuntary Transfer
of any shares of Common Stock, such Management Stockholder shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice (the "Notice") to Endo LLC indicating that the Involuntary Transfer has occurred, specifying the name of the person to whom such shares have been transferred (the "Involuntary Transferee") and giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the Notice, and for 30 days thereafter, Endo LLC shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all, but not less than all, of the shares of Common Stock acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such shares of Common Stock over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.

                  Notwithstanding the foregoing, the LLC Board may, for good cause shown by the Management Stockholder who made the Involuntary Transfer, determine that payment of a purchase price equal to the Fair Market Value of such shares of Common Stock on the date of transfer to the Involuntary Transferee would be appropriate under the circumstances, and direct that payment be made in such amount.

                  Kelso shall have the right to require Endo LLC to assign to Kelso (or a designee of Kelso) Endo LLC's right to purchase pursuant to this
Section 6.3.

                  5.4      Tag-Along and Drag-Along Rights.

                  (a) Tag Along Rights. Endo LLC shall not, in any one transaction or any series of similar transactions not effected through a broker or over a national securities exchange, Transfer more than 25% of the shares of Common Stock it owns as of the date of the Merger, except pursuant to Section 5.4(b) hereof, or except in connection with a registered public offering of the Company's securities or any other capital markets transaction, to any third party or parties unaffiliated with Endo LLC (a "Third Party"), unless the Management Stockholders (collectively, the "Offerees"), are offered the right, at the option of each Offeree, to include in such Transfer to the Third Party such number of shares of Common Stock then owned by each such Offeree, as determined in accordance with this Section 5.4(a). If Endo LLC receives from a Third Party a bona fide offer or offers to Transfer which it intends to accept, or proposes to Transfer to a Third Party, shares of its Common Stock, Endo LLC shall provide written notice (the "Tag-Along Notice") to each of the Offerees, setting forth the consideration per share to be paid by such Third Party and the other material terms and conditions of such transaction. The Tag-Along Notice shall offer the Offerees the opportunity to participate in the proposed Transfer of shares to the Third Party according to the terms and conditions of this
Section 5.4(a) and for the same type of consideration and for an amount of consideration per share not less than that offered to Endo LLC by the Third Party. At any time within 20 days after its receipt of the Tag-Along Notice, each of the Offerees may irrevocably accept the offer included in the Tag-Along Notice for up to such number of shares of Common Stock as is determined in accordance with the provisions of this Section 5.4(a) by furnishing written notice of such acceptance to Endo LLC. Promptly following such acceptance by an Offeree, each such Offeree shall deliver to Endo LLC the certificate or certificates representing the shares of Common Stock to be Transferred pursuant to such offer by such Offeree, together with a limited power-of-attorney authorizing Endo LLC to sell or otherwise dispose of such shares of Common Stock pursuant to the proposed Transfer to the Third Party.

                  Each Offeree shall have the right to participate in the proposed Transfer to the Third Party by Transferring in connection therewith shares of Common Stock equal to the product of (x) the total number of shares to be acquired by the Third Party, times (y) a fraction, the numerator of which shall be the total number of shares of Common Stock then owned by such Offeree, and the denominator of which shall be the number of shares of Common Stock then owned by Endo LLC plus the total number of shares of Common Stock then owned by the Offerees. The maximum number of shares of Common Stock that may be Transferred by each Offeree to the Third Party in accordance with this Section 5.4(a) shall be the total number of shares of Common Stock then owned by such Offeree.

                  If within 20 days after the receipt of the Tag-Along Notice, any Offeree has not accepted the offer contained in the Tag-Along Notice, such Offeree will be deemed to have waived any and all rights with respect to, or to participate in, the Transfer of Common Stock described in the Tag-Along Notice and Endo LLC shall have 45 days in which to Transfer not more than the amount of Common Stock described in the Tag-Along Notice, for an amount and type of consideration per share not materially more favorable to Endo LLC than was set forth in the Tag-Along Notice. If, at the end of 65 days following the receipt of the Tag-Along Notice, Endo LLC has not completed the Transfer of Common Stock of Endo LLC and Common Stock of any Offeree, Endo LLC shall return to such Offeree all certificates representing shares of Common Stock which such Offeree delivered for Transfer pursuant to this Section 6.4(a), and all the restrictions on sale or other disposition contained in this Agreement with respect to Common Stock then or thereafter owned by the Offeree shall again be in effect.

                  As promptly as practicable (but in no event later than 5 days) after the consummation of the Transfer of Common Stock of Endo LLC and Common Stock of the Offerees to the Third Party in accordance with this Section 5.4(a), Endo LLC shall notify the Offerees thereof, shall remit to each of the Offerees the total consideration in respect of the shares of Common Stock of such Offeree which were so Transferred, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by the Offerees.

                  (b) Drag-Along Rights. If Endo LLC shall propose to Transfer at least 60% of all shares of Common Stock then owned by Endo LLC to a Third Party, then (in addition to the rights of the Management Stockholders to participate in such Transfer pursuant to Section 5.4(a) hereof) Endo LLC may, at its option, require the Management Stockholders (collectively, the "Remaining Holders"), include in such Transfer to the Third Party such number of shares of Common Stock then owned by such Remaining Holder, as determined in accordance with this Section 5.4(b).

                  Endo LLC shall send written notice (the "Drag-Along Notice") of the exercise of its rights pursuant to this Section 5.4(b) to each of the Remaining Holders, setting forth the consideration per share to be paid by the Third Party and the other material terms and conditions of such transaction. The Drag-Along Notice shall state that the Remaining Holders shall be required to participate in the proposed Transfer of shares of Common Stock to the Third Party according to the terms and conditions of this Section 5.4(b) and for the same type of consideration and for an amount of consideration per share not less than that offered to Endo LLC by the Third Party. Within 15 days following the receipt of the Drag-Along Notice, each of the Remaining Holders shall deliver to a representative of Endo LLC designated in the Drag-Along Notice certificates representing all shares of Common Stock held by such Remaining Holder, duly endorsed, together with all other documents required to be executed in connection with such transaction. In the event that any Remaining Holder should fail to deliver such certificates to Endo LLC, the Company shall cause the books and records of the Company to show that such shares are bound by the provisions of this Section 5.4(b) and that such shares may be Transferred only to the Third Party.

                  Each Remaining Holder shall be required to participate in the proposed Transfer to the Third Party by Transferring in connection therewith shares of Common Stock equal to the product of (x) the total number of shares to be acquired by the Third Party, times (y) a fraction, the numerator of which shall be the total number of shares of Common Stock then owned by such Remaining Holder, and the denominator of which shall be the total number of shares of Common Stock then owned by Endo LLC plus the total number of shares of Common Stock then owned by the Remaining Holders. The maximum number of shares of Common Stock that may be Transferred by each Remaining Holder to the Third Party in accordance with this Section 5.4(b) shall be the total number of shares of Common Stock then owned by such Remaining Holder.

                  If, within 120 days after Endo LLC gave the Drag-Along Notice, it shall not have completed the Transfer of all the shares of Common Stock of the Remaining Holders in accordance with this Section 5.4(b), Endo LLC shall return to each of the Remaining Holders all certificates representing shares of Common Stock that such Remaining Holder delivered for Transfer pursuant hereto and that were not purchased pursuant to this Section 5.4(b).

                  Promptly (but in no event later than 5 days) after the consummation of the Transfer of Common Stock of Endo LLC and Remaining Holders pursuant to this Section 5.4(b), Endo LLC shall give notice thereof to the Remaining Holders, shall remit to each of the Remaining Holders the total consideration in respect of the shares of Common Stock of such Remaining Holder which were so transferred, and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Remaining Holders.

                                   ARTICLE VI

                               REGISTRATION RIGHTS

                  6.1 Incidental Registration. If Endo LLC, pursuant to that certain registration rights agreement, dated as of July 17, 2000, by and between the Company and Endo LLC (the "Endo LLC Registration Rights Agreement"), demands that the Company register any of its shares of Common Stock or any other of its common equity securities (collectively, "Other Securities") under the Act for sale for cash to the public under the Act, then Endo LLC will at such time make reasonable efforts to give prompt written notice to each Management Stockholder or any of their respective Permitted Transferees (each, a "Holder") of its intention to do so and of the rights of such Holder under this Section 6.1, 5 business days after the Company's filing of the registration statement relating to such demand registration. Such notice shall offer each such Holder the opportunity to include in such registration statement such number of shares of Common Stock as such Holder may request, in accordance with this Section 6.1. Upon the written request of a Holder made within 10 days after the receipt of Endo LLC's notice (which request shall specify the number of shares of Common Stock intended to be disposed of and the intended method of disposition thereof), Endo LLC will use its best efforts to cause the Company to effect, in connection with the registration of the Other Securities, the registration under the Act of all shares of Common Stock which the Company has been so requested to register, to the extent required to permit the disposition (in accordance with such intended methods of disposition) of such shares of Common Stock so requested to be registered, provided that:

                  (a) if, at any time after Endo LLC has given such written notice of the Company's intention to register any Other Securities pursuant to a demand by Endo LLC and prior to the effective date of the registration statement filed in connection with such demand registration, Endo LLC shall determine for any reason not to demand such registration, Endo LLC shall give written notice of such determination to the Holders, and thereupon the Company shall be relieved of its obligation to register the shares of Common Stock requested to be registered in connection with the demand registration of such Other Securities;

                  (b) if the registration referred to in the first sentence of
Section 6.1 hereof is to be an underwritten registration on behalf of Endo LLC, and the managing underwriter(s) advises the Company in writing that, in such firm's opinion, such offering would be materially and adversely affected by the inclusion therein of any of the Common Stock requested to be included therein, the Company shall include in such registration: (i) first, all securities for which Endo LLC has demanded registration ("Endo LLC Securities"), (ii) second, up to the full number of shares of Common Stock requested to be included in such registration by the Management Stockholders and the "Employee Stockholders" (as such term is defined in that certain Amended and Restated Employee Stockholders Agreement, dated as of July 14, 2000, by and among the Company, Kelso, Endo LLC and the Employee Stockholders, as the same shall be amended from time to time), which, in the good faith opinion of such firm, can be sold without so materially and adversely affecting such offering (and, if less than the full number of such shares of Common Stock, allocated pro rata among the Management Stockholders and the Employee Stockholders on the basis of the total number of shares of Common Stock requested to be included therein by the Management Stockholders and the Employee Stockholders); provided, however, that with respect to the Management Stockholders and the Employee Stockholders, if the managing underwriter(s) in connection with such registration determines that such offering would be materially and adversely affected by the inclusion of Common Stock owned by the Management Stockholders and the Employee Stockholders for any reason, such managing underwriter(s) may in its sole discretion exclude all or, part of the Common Stock requested to be included therein by the Management Stockholders and the Employee Stockholders on a pro rata basis, unless the Company and the managing underwriter(s) shall agree to non pro rata treatment; and (iii) third, an amount of other securities, if any, requested to be included therein in excess of the number or dollar amount of Company Securities and Common Stock of the Holders which, in the opinion of such firm, can be so sold without materially and adversely affecting such offering (allocated among the holders of such other securities in such proportions as such holders and the Company may agree); and

                  (c) no registration of Common Stock effected under this
Section 6.1 shall relieve the Company of its obligation to effect a registration of shares of Common Stock pursuant to the Endo LLC Registration Rights Agreement.

                  (d) Promptly following its acceptance of the offer to participate in the demand registration, each Management Stockholder shall deliver to Endo LLC the certificate or certificates representing the shares of Common Stock to be Transferred pursuant to such offer by such Management Stockholder, together with a limited power-of-attorney and other customary custodial agreements authorizing Endo LLC to sell or otherwise dispose of such Management Stockholder shares of Common Stock pursuant to the proposed demand registration.

                  6.2 Expenses. The Company will pay all expenses in connection with any registration pursuant to this Article VII (including any registration not consummated as contemplated by Section 7.1(a) hereof) and any other actions that may be taken in connection with any such registration as contemplated by this Article VII; provided, however, that the Company will not be obligated to pay underwriting discounts or commissions or transfer taxes, if any, relating to the sale or disposition of shares sold pursuant to any such registration.

                  6.3      Holdback and Other Agreements.

                  (a) If and whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than on Form S-4 or S-8 or any successor form) or is required to use its best efforts to effect the registration of any shares of Common Stock under the Securities Act pursuant to
Section 7.1 hereof, each Holder agrees by acquisition of such shares of Common Stock not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 7.1 hereof of any shares of Common Stock within seven days prior to and 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration, except as part of such registration or unless, in the case of a private sale of distribution, the transferee agrees in writing to be subject to this Section 7.3. If requested by such managing underwriter, each holder of shares of Common Stock agrees to execute a holdback agreement, in customary form, consistent with the terms of this Section 7.3(a).

                  (b) The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within seven days prior to and 90 days (unless advised in writing by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of any registration statement filed pursuant to Section 7.1 hereof (except (i) as part of such registration, (ii) as permitted by the related underwriting, (iii) pursuant to an employee equity compensation plan,
(iv) pursuant to an acquisition or strategic relationship, bank or equipment financing or similar transaction or (v) pursuant to a registration on Form S-4 or S-8 or any successor form). In addition, upon the request of the managing underwriter, the Company shall use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into a similar agreement to such effect with the Company.

                  6.4 Indemnification. The Company may require as a condition to including any Common Stock in any registration statement filed pursuant to Section 7.1 hereof that the Company shall have received an undertaking from the prospective seller of Common Stock to indemnify directors, officers and other persons, if any, who may control the Company within the meaning of the Act with respect to any statement or alleged statement in or omission or alleged omission from such registra-tion statement, prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or such omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such prospective seller of Common Stock specifically stating that it is for use in the preparation of such registration statement, prospectus contained therein, or amendment or supplement thereto. The parties hereto hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such prospective seller to the contrary, for all purposes of this agreement the only information furnished or to be furnished by such prospective seller, in its capacity as such, to the Company for use in any registration statement, prospectus contained therein, or any amendment or supplement thereto are statements specifically relating to (i) transactions between the prospective seller and its affiliates, on the one hand, and the Company, on the other hand, (ii) the beneficial ownership of shares of Common Stock by the prospective seller and its affiliates and (iii) the name and address of the prospective seller and its affiliates.

                                   ARTICLE VII

                                CHARTER DOCUMENTS

                  7.1 Charter Documents. The Company has previously furnished to the Management Stockholders copies of its Certificate of Incorporation and By-Laws, each as shall be in effect on the date of the closing of the Merger (the "Charter Documents"). From and after the date of this Agreement, each Management Stockholder shall vote its shares of voting stock of the Company, at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

                                  ARTICLE VIII

                                   TERMINATION

                  8.1      Sale of the Company. This Agreement shall terminate
(a) in the event of a sale of the Company or all or substantially all of its assets to a party (whether by merger, stock sale or otherwise) other than Endo LLC or one of its affiliates or (b) in the event that all parties to this Agreement cease to own any shares of Common Stock or any interest therein. In the event that Endo LLC shall come to own less than five percent of the outstanding Common Stock, this Agreement shall also terminate, except with respect to Article VII hereof which shall survive such termination indefinitely.

                  8.2 Cessation of Ownership of Stock. Any party to, or person or entity who is subject to, this Agreement (other than the Company and Kelso) which ceases to own shares of Common Stock or any interest therein shall cease to be a party to, or person or entity who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder.

                  8.3      Other Termination Events.

                  (a) This Agreement may be terminated by the affirmative vote of the members of Endo LLC owning a majority of the issued and outstanding membership interests in Endo LLC.

                  (b) Notwithstanding anything to the contrary contained herein, every provision of this Agreement, other than the provisions contained in Section 6.5 and Article VII hereof, shall terminate upon the fifteenth anniversary of this Agreement.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

                  9.1 Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock owned by the Management Stockholders shall bear upon its face the following legend:

         "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND

         ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE HOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF JULY __, 2000."

                  All Management Stockholders shall be bound by the requirements of such legends to the extent that such legends are applicable. Upon a registration under the Act of any shares of Common Stock, the certificate representing such shares shall be replaced, at the expense of the Company, with certificates not bearing the legend required by this Section 10.1.

                  9.2 Option Plans. Pursuant to the Option Plans, the Company has required that participants thereunder must become parties to this Agreement upon exercise of the options and that they will be "Management Stockholders" hereunder with respect to such shares. In addition, Endo LLC, notwithstanding any requirement set forth in Section 10.4 hereof, can determine that any options granted pursuant to the Option Plans and outstanding and vested as of the option holder's termination of employment with the Company and its subsidiaries shall be deemed to be Common Stock for purposes of Sections 2 and 3 hereof; provided, however, that appropriate adjustments shall be made to reflect the existence of an exercise price for such options.

                  9.3 New Management Stockholders. Each of the Management Stockholders hereby agrees that the Company may require that any executive employee of the Company or any of its subsidiaries who after the date of this Agreement is offered shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock, become a party to this Agreement by executing the same and delivering it to the Company at its address specified in Section 10.11 hereof. Upon such execution and delivery, such executive employee shall be a "Management Stockholder" for all purposes of this Agreement.

                  9.4 No Other Arrangements or Agreements. Each Management Stockholder hereby represents, warrants and covenants to Endo LLC and to each other Management Stockholder that, except for, if applicable, the exchange agreement entered into on December 1, 1997, by and between the Company and each Management Stockholder (collectively, the "Exchange Agreements") and the exchange agreement entered into as of the date of this Agreement, by and between Endo LLC and each Management Stockholder (collectively, the "LLC Exchange Agreements"), he or she has not entered into or agreed to be bound by, and will not enter into or agree to be bound by, any other arrangements or agreements of any kind with any other party with respect to the shares of Common Stock, including, but not limited to, arrangements or agreements with respect to the acquisition, disposition or voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company, other Management Stockholders or holders of Common Stock that are not parties to this Agreement). Each Management Stockholder represents, warrants and covenants to Endo LLC and to each other Management Stockholder that it has not entered into or agreed to be bound by, and will not enter into or agree to be bound by, any voting agreements with respect to its shares of Common Stock.

                  9.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only with the written consent of (i) Kelso and
(ii) the Management Stockholders owning a majority of the outstanding Common Stock then owned by all Management Stockholders; provided that Endo LLC may, at any time and from time to time, in its sole discretion, release all or a portion of any Management Stockholder's shares of Common Stock from the benefits and obligations under this Agreement; provided, however, that the shares of Common Stock held by any Management Stockholder will, notwithstanding any such release, continue to have the benefit of the provisions of this Agreement unless counsel for Endo LLC or the Company provides a written notice that, in the view of such counsel, such Management Stockholder is free to sell publicly all of the shares of Common Stock held by such Management Stockholder at such time either (a) without registration under the Act or (b) pursuant to a then effective registration statement under the Act; provided further that Endo LLC and the Company hereby agree to take all reasonable steps to facilitate any such sale at any time, including providing legal opinions and any other comfort required by the transfer agent.

                  9.6 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that none of Endo LLC, the Company and any Management Stockholder shall assign any of its rights or obligations pursuant to this Agreement without the prior written consent of Kelso.

Endo LLC, with the prior written consent of Kelso, shall have the right, but not the obligation, to assign any of its rights, and delegate any of its obligations, to purchase any shares of Common Stock of any Management Stockholder pursuant to Sections 2 and 3 hereof to any affiliate of Endo LLC, any one or more persons or entities who are or become parties to this Agreement or any employee stock ownership plan that the Company may have (or any combination of the foregoing). In the case of Permitted Transferees, third parties and Involuntary Transferees, such Permitted Transferees, third parties or Involuntary Transferees, as the case may be, shall be deemed the Management Stockholder hereunder for purposes of obtaining the benefits or enforcing the rights of such Management Stockholder hereunder; provided, however, that no Permitted Transferee, third party or Involuntary Transferee, as the case may be, shall derive any rights under this Agreement unless and until such Permitted Transferee, third party or Involuntary Transferee, as the case may be, has delivered to Endo LLC a valid undertaking to become, and becomes, bound by the terms of this Agreement to which the transferring Management Stockholder is subject.

                  9.7 Recapitalizations, Exchanges, etc. Affecting the Common Stock. Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock and (ii) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, exchange, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. References to the "Company" set forth herein shall be deemed to refer to any such successor or assign and such entity shall execute an appropriate instrument of assumption agreeing to be bound by the terms hereof. Except as otherwise provided herein, this Agreement is not intended to confer upon any person, except for the parties hereto, any rights or remedies hereunder.

                  9.8 Transfer of Common Stock. If at any time Endo LLC purchases any shares of Common Stock pursuant to this Agreement, Endo LLC may pay the purchase price determined under this Agreement for the shares of Common Stock it purchases by wire transfer of funds or Endo LLC check in the amount of the purchase price, and upon receipt of payment of such purchase price or, pursuant to Section 2.3, Section 3.3 or Article V hereof, any portion thereof, the selling Management Stockholder shall deliver to Endo LLC the certificates representing the number of shares of Common Stock being purchased in a form suitable for transfer, duly endorsed in blank, and free and clear of any lien, claim or encumbrance. In the event that any Management Stockholder refuses or otherwise fails to deliver, in accordance with the preceding sentence, certificates representing the number of shares of Common Stock being purchased, the shares of Common Stock purchased from such Management Stockholder shall (notwithstanding such refusal or failure) be deemed, upon receipt by such Management Stockholder of the purchase price therefor, to not be outstanding for any purposes. Notwithstanding anything in this Agreement to the contrary, Endo LLC shall not be required to make any payment for shares of Common Stock purchased hereunder until delivery to it of the certificates representing such shares. If Endo LLC is purchasing less than all the shares of Common Stock represented by a single certificate, the Company, after Endo LLC makes such purchase, shall deliver to the selling Management Stockholder a certificate for any unpurchased shares of Common Stock.

                  9.9 Further Assurances. Each party hereto or person or entity subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person or entity subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  9.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the persons subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the choice of law principles thereof.

                  9.11 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

                  9.12 Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) or by Fedex or other similar courier service to the parties at the following addresses (or at such other address as the person or entity to whom notice is given may have previously furnished to the others in writing as set forth in this Section 10.12 (provided that any change of address shall be effective only upon receipt thereof)):

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

                           (a)      If to the Company, to it at:

                                    Endo Pharmaceuticals Holdings Inc.
                                    100 Painters Drive
                                    Chadds Ford, Pennsylvania 19317
                                    Attn: Carol A. Ammon

                                    with a copy to:

                                    Kelso & Company
                                    320 Park Avenue, 24th Floor
                                    New York, New York 10022
                                    Attention: James J. Connors, II
                                    Telecopy No.: (212) 223-2379

                           (b) if to a Management Stockholder, as listed on the signature page hereto, or, if not so listed, to it at its address as reflected in the stock records of the Company, or as such Management Stockholder shall designate to the Company in writing, with a copy to Kelso at its address indicated below (provided that any such designation shall be effective only upon receipt thereof).

                           (c)      If to Endo LLC, to it at:

                                    Endo Pharma LLC
                                    c/o Kelso & Company
                                    320 Park Avenue, 24th Floor
                                    New York, New York 10022
                                    Attention: James J. Connors, II
                                    Telecopy No.: (212) 223-2379

                  9.13 Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

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

                  9.14 Entire Agreement; Effect on Certain Other Agreements. This Agreement, the Exchange Agreements and the LLC Exchange Agreements embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to the shares of Common Stock, other than those expressly set forth or referred to herein or in the Exchange Agreements or the LLC Exchange Agreements. This Agreement, the Exchange Agreements and the LLC Exchange Agreements supersede all prior agreements and understandings among the parties with respect to such subject matter.

                  9.15 Injunctive Relief. The Company, Endo LLC and the Management Stockholders hereby acknowledge that they each shall be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company, Endo LLC or the Management Stockholders may have. Each Management Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York and Delaware for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Management Stockholder hereby consents to service of process by mail made in accordance with Section 10.12 hereof.

                  9.16 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover such reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled, as may be ordered in connection with such proceeding.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                           ENDO PHARMACEUTICALS HOLDINGS INC.

                           By:     /S/ JEFFREY R. BLACK
                              -------------------------
                                   Name:  Jeffrey R. Black
                                   Title: Chief Financial Officer

                           KELSO INVESTMENT ASSOCIATES V, L.P.

                           By: Kelso Partners V, L.P., General Partner

                                   By:      /S/ PHILIP E. BERNEY
                                      --------------------------
                                            Name: Philip E. Berney
                                            Title: General Partner

                           ENDO PHARMA LLC

                           By:     /S/ JEFFREY R. BLACK
                              -------------------------
                                   Name:  Jeffrey R. Black
                                   Title: Chief Financial Officer

                           MANAGEMENT STOCKHOLDER

                           By: /s/ CAROL A. AMMON
                               ------------------
                               Name:  Carol A. Ammon
                               Title: Chairman & Chief Executive Officer

                           MANAGEMENT STOCKHOLDER

                           By:     /S/ JEFFREY R. BLACK
                              -------------------------
                                   Name:  Jeffrey R. Black
                                   Title: Senior Vice President and Chief

                                          Financial Officer

                           MANAGEMENT STOCKHOLDER

                           By:     /S/ PETER A. LANKAU
                              ------------------------
                                   Name:  Peter A. Lankau
                                   Title: President and Chief Operating Officer

                           MANAGEMENT STOCKHOLDER

                           By:     /S/ DAVID A. H. LEE
                              ------------------------
                                   Name:  David A. H. Lee
                                   Title: Executive Vice President, R&D and
                                          Regulatory Affairs

                           MANAGEMENT STOCKHOLDER

                           By:     /S/ MARIANN T. MACDONALD
                              -----------------------------
                                   Name:  Mariann T. MacDonald
                                   Title: Executive Vice President

                           MANAGEMENT STOCKHOLDER

                           By:     /S/ CAROLINE B. MANOGUE
                              ----------------------------
                                   Name:  Caroline B. Manogue
                                   Title: Senior Vice President, General
                                          Counsel & Secretary

                  The undersigned, by its signature below hereby becomes a party to the Amended and Restated Stockholders Agreement, dated as of July __, 2000, among Endo Pharmaceuticals Holdings Inc. and certain of its stockholders (the "Stockholders Agreement") pursuant to Section 10.3 thereof and agrees to be bound by the terms of the Stockholders Agreement and, for all purposes thereof, to be a "Management Stockholder".

                  IN WITNESS WHEREOF, the undersigned has executed this instrument as of the ____ day of ___________ , 20__.

                                   _____________________________________________
                                                   Signature

                                   _____________________________________________
                                                  Print Name

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